EXHIBIT 10.1
April 24, 2008
Albert A, “Rocky” Pimentel
18206 Daves Ave,
Monte Sereno CA 95030
Re: Offer of Employment
Dear Rocky:
I am pleased to offer you a position at McAfee as Chief Operating Officer & Chief Financial Officer (COO & CFO) reporting directly to me. If you decide to join us, your annual base salary will be $500,000 which will be paid semi-monthly in the amount of $20,833.33 less applicable withholdings. This is an exempt position. Additionally, you will be eligible to participate in a McAfee bonus plan at an annual target bonus of $500,000, which will be pro-rated in your first year. You will receive more specific information on this plan after you have started employment with the company. Your election as an officer of McAfee is subject to confirmation by the Board of Directors,
In addition, I will recommend to the Board of Directors that you receive a stock option grant for 150,000 shares of the Company’s Common Stock with a grant date, vesting commencement date, and strike price to be determined at the sole discretion of the Board of Directors and/or its Compensation Committee. This option will vest over a four year period, with 25% vesting on the first anniversary of the grant date and the remainder in equal amounts over the next 36 monthly periods. It shall be subject to the terms of the Company’s Stock Option Plan and the standard option agreements pursuant to the plan. You will receive information on this Plan at a later date,
I am pleased to inform you that I will recommend to the Board of Directors that you receive a restricted stock unit (“RSU”) award for 50,000 shares of the Company’s Common Stock with a grant date and vesting commencement date to be determined at the sole discretion of the Board of Directors and/or its Compensation Committee. The RSU award will vest 1/3 on the first anniversary of the vesting start date, 1/3 on the second anniversary of the vesting start date and 1/3 on the third anniversary of the vesting start date. These units and their vesting shall be subject to the terms of the Company’s Stock Plan. You will receive further information on this Plan at a later date.
I am also pleased to inform you that I will recommend to the Board of Directors that you receive a performance stock unit (“PSU”) award for 50,000 shares of the Company’s Common Stock with a grant date, vesting commencement date, and par value to be determined at the sole discretion of the Board of Directors and/or its Compensation Committee. The PSU award will vest 1/3 on the first anniversary of the vesting start date, 1/3 on the second anniversary of the vesting start date, and 1/3 on the third anniversary of the vesting start date assuming specific qualitative and quantitative financial milestones as set forth by the Board of Directors or its designee are met during each potential vesting period. These units and their vesting shall be subject to the terms of the Company’s Stock Plan. You will receive further information on this Plan at a later date.
If you choose to accept this offer, your employment with McAfee, Inc. will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. McAfee, Inc. will have a similar right and may conclude its employment relationship with you at any time, with or without cause. Upon separation from the company for any reason, you also agree to return to the Company any equipment that has been provided to you or reimburse the Company the cost for such equipment. The Company reserves the right to deduct such costs from any final payments made to you in accordance with state and federal laws.
You agree to devote your full business efforts and time to the Company and will use good faith efforts to discharge your obligations to the best of your ability and in accordance with the Company’s written guidelines and policies. You agree not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board or its Compensation Committee.
In the event your “at-will” employment by McAfee, Inc. is terminated for any reason, you will be entitled to receive payment for all accrued pay and allowances, as well as payment for the value of all accrued but unused vacation time as set out on the books of the Company, less all appropriate withholdings. You will also be entitled to severance benefits as set out in a separate Change in Control and Severance Agreement between you and the Company. Our intention is that the separate agreement will provide the following terms, but benefits to be paid under such agreement are subject in all cases to the entry into of such agreement and the terms of such agreement.
Generally speaking, if your employment is terminated other than for cause or our inability to obtain a clear background investigation or you resign for good reason prior to a change in control, you will be entitled to:
1.	a sum equivalent to twelve (12) months of base salary and,

2.	if you are then covered by the Company health care plan, the equivalent of twelve (12) months cost of pre-tax COBRA coverage.
Generally speaking, if you a terminated other than for cause or resign for good reason within twelve (12) months following a change in control, you will be entitled to:
1.	a sum equivalent to twelve (12) months of base salary; and,

2.	a prorated payment of your current year unpaid bonus if paid at target levels; and,

3.	if you are then covered by the Company health care plan, the equivalent of twelve (12) months cost of pre-tax COBRA coverage; and,

4.	100% acceleration of all time based stock options and stock units (e.g. RSUs) which are not linked to any performance criteria. Acceleration of any stock options or stock units with any performance based vesting will be subject to Board approval.
It is not the intention for any payment under this Agreement to create or constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986 (as amended). Should it be reasonably determined that any payment hereunder falls within the purview of Section 409A thus subjecting you to additional tax liability, the Company shall defer such payment until the expiry of six months following the date of termination of employment. If such payment is deferred as provided for herein, upon conclusion of the period of deferral, such amounts shall be paid in a lump sum, less all appropriate withholdings,
For purposes of federal immigration law, you will be required to provide to McAfee, Inc. documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire with McAfee, Inc., or our employment relationship with you may be terminated.
McAfee, Inc. requires that job candidates provide certain information on their employment application and other documents so McAfee, Inc. can undertake appropriate investigations regarding the backgrounds of all job candidates. A candidate must successfully complete the background investigation to be eligible for employment with McAfee, Inc. The Company considers background information and investigation results when making hiring decisions. Therefore, all employment offers are contingent upon the successful completion of the background investigation. In the event for any reason you have commenced employment prior to a full background investigation having been completed and it is ultimately determined that the background investigation results are not acceptable, as determined by McAfee in its sole discretion, your employment relationship will be terminated and you will not be entitled to severance benefits.
You will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment. In addition, you will also be required to complete a Form W-4 and sign and abide by the McAfee, Inc. Insider Trading Policy, and its Drug Free Workplace Policy. This letter, along with any agreements relating to proprietary rights between you and McAfee, Inc., set forth the terms of your employment with McAfee, Inc. and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by writing signed by McAfee, Inc.
In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of retaliation, wrongful termination or age, sex, disability, race or other discrimination), you and McAfee, Inc. agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in California or the state in which you work if other than California, and we waive our rights to have such disputes tried by a court or jury. However, we both agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of your or the Company’s trade secrets or proprietary information.
To indicate your acceptance of the McAfee, Inc. offer, please sign, date and fax this letter to Roger Bean, Vice President of Human Resources/North America at (972) 987-2783 or US mail to 5000 Headquarters Drive, Plano TX 75024 no later than April 30, 2008. If we do not hear from you by April 30, 2008 we will assume you have decided not to join McAfee.
If you do accept employment with McAfee, Inc., it is very important that you submit your new hire documentation within 1 day of your start date. McAfee, Inc. needs the following: 1) I-9 Form, 2) W-4 Form, 3) Employment Application and Background Release, 4) Emergency Contact, 5) Direct Deposit information, and 6) an original signed offer letter to enter you into the McAfee payroll.
Rocky, we look forward to working with you at McAfee. If you have any questions regarding any points in this letter please contact me. Welcome aboard!
Sincerely,
David DeWalt
President and CEO
McAfee, Inc.
I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Albert A. Pimentel	4/24/08
Signature of Albert “Rocky” Pimentel	Date

I agree to start work for McAfee on:	5/12/08
Start Date